CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 08/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended August 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/11/2003	$1,200	U.S. Treasury Note	1.50%	02/28/2005
08/05/2003	1,200	U.S. Treasury Note	1.50	07/31/2005
08/15/2003	1,200	U.S. Treasury Note	1.50	07/31/2005
08/20/2003	1,200	U.S. Treasury Note	1.50	07/31/2005
08/29/2003	1,200	U.S. Treasury Note	2.00	08/31/2005